Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-37509, 333-87456 and 333-87458) and the Registration Statements on Form S-3 (Nos. 333-121601, 333-144155 and 333-149855) of Integrated BioPharma, Inc., of our report, dated September 30, 2013 relating to the consolidated financial statements as of June 30, 2012 and June 30, 2013 and the fiscal years then ended, which is included in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey

September 30, 2013